Exhibit 10.18
NON-QUALIFIED RETIREMENT/SAVINGS PLAN
OF
APACHE CORPORATION
Amended and restated as of January 1, 2005

Table of Contents

ARTICLE I DEFINITIONS	1

1.01 Account	1
1.02 Affiliated Entity	1
1.03 Apache	1
1.04 Beneficiary	1
1.05 Code	1
1.06 Committee	1
1.07 Company	1
1.08 Company Deferrals	1
1.09 Compensation	1
1.10 Employee	2
1.11 Enrollment Agreement	2
1.12 ERISA	2
1.13 Participant	2
1.14 Participant Deferrals	3
1.15 Payment Processing Date	3
1.16 Plan	3
1.17 Plan Year	3
1.18 Retirement Plan	3
1.19 Savings Plan	3
1.20 Separation from Service and Separate from Service	3
1.21 Spouse	3
1.22 Trust	3
1.23 Trust Agreement	3
1.24 Trustee	3

ARTICLE II ELIGIBILITY AND PARTICIPATION	3

2.01 Eligibility and Participation	3
2.02 Enrollment	4
2.03 Failure of Eligibility	4

ARTICLE III CONTRIBUTION DEFERRALS	4

3.01 Participant Deferrals	4
3.02 Company Deferrals	5

ARTICLE IV CREDITING OF ACCOUNTS	6

4.01 Accounts	6
4.02 Investments	6

ARTICLE V DISTRIBUTIONS	7

5.01 Vesting and Forfeitures	7
5.02 Rehires	7
5.03 Distribution Overview	8
5.04 Distributions After Separation from Service and In-Service Withdrawals	8
5.05 Age-70-and-Older Distributions	12
5.06 Payments After a Participant Dies	12
5.07 Change of Control	13
5.08 Hardship Withdrawals	13
5.09 Administrative Delays in Payments	14
5.10 Cash Payment and Withholding	14

ARTICLE VI ADMINISTRATION	14

6.01 The Committee — Plan Administrator	14
6.02 Committee Duties	14
6.03 Organization of Committee	14
6.04 Indemnification	15
6.05 Agent for Process	15
6.06 Determination of Committee Final	15
6.07 No Bonding	15

ARTICLE VII TRUST	15

7.01 Trust Agreement	15
7.02 Expenses of Trust	15

ARTICLE VIII AMENDMENT AND TERMINATION	15

8.01 Termination of Plan	15
8.02 Amendment	15

ARTICLE IX MISCELLANEOUS	16

9.01 Funding of Benefits — No Fiduciary Relationship	16
9.02 Right to Terminate Employment	16
9.03 Inalienability of Benefits	16
9.04 Claims Procedure	16
9.05 Disposition of Unclaimed Distributions	18
9.06 Distributions Due Infants or Incompetents	18
9.07 Use and Form of Words	18
9.08 Headings	18
9.09 Governing Law	18

NON-QUALIFIED RETIREMENT/SAVINGS PLAN
OF
APACHE CORPORATION
Apache established this Plan effective as of November 16, 1989. Apache is now restating the Plan in its entirety effective as of January 1, 2005.
Apache intends for this Plan to provide a select group of management or highly compensated employees of the Company with deferred retirement benefits, in addition to the retirement benefits provided under the Retirement Plan and the Savings Plan, in consideration of the valuable services provided by such employees to the Company and to induce such employees to remain in the employ of the Company. The Company intends that the Plan not be treated as a “funded” plan for purposes of either the Code or ERISA.
ARTICLE I
DEFINITIONS
Defined terms used in this Plan have the meanings set forth below or the same meanings as in the Retirement Plan or the Savings Plan, as the case may be:
1.01	Account

“Account” means the account maintained for each Participant to which is credited all Participant Deferrals made by a Participant, all Company Deferrals on behalf of a Participant, and all adjustments thereto. Each Account is divided into a variety of subaccounts, as detailed in Article V.

1.02	Affiliated Entity

“Affiliated Entity” means any legal entity that is treated as a single employer with Apache pursuant to Code §414(b), §414(c), §414(m), or §414(o).

1.03	Apache

“Apache” means Apache Corporation or any successor thereto.

1.04	Beneficiary

“Beneficiary” means a Participant’s beneficiary, as determined in section 5.06.

1.05	Code

“Code” means the Internal Revenue Code of 1986, as amended.

1.06	Committee

“Committee” means the administrative committee provided for in section 6.01.

1.07	Company

“Company” means Apache and any Affiliated Entity that, with approval of the Board of Directors of Apache, has adopted the Plan.

1.08	Company Deferrals

“Company Deferrals” means the allocations to a Participant’s Account made pursuant to section 3.02.

1.09	Compensation

“Compensation” generally means regular compensation paid by the Company.
(a)	Inclusions. Specifically, Compensation includes:
(i)	regular salary or wages,

(ii)	overtime pay, and

(iii)	the regular annual bonus (i.e., Incentive Compensation), to the extent that it is payable in cash, and any other bonus designated by the Committee.
(b)	Exclusions. Compensation excludes:
(i)	commissions,

(ii)	severance pay,

(iii)	moving expenses,

(iv)	any gross-up of moving expenses to account for increased income taxes,

(v)	foreign service premiums paid as an inducement to work outside of the United States,

(vi)	Company contributions under the Retirement Plan

(vii)	Company contributions under the Savings Plan,

(viii)	other contingent compensation,

(ix)	contributions to any other fringe benefit plan (including, but not limited to, overriding royalty payments or any other exploration-related payments),

(x)	any amounts relating to the granting of a stock option by the Company or an Affiliated Entity, the exercise of such a stock option, or the sale or deemed sale of any shares thereby acquired,

(xi)	any bonus other than a bonus described in paragraph (a)(iii),

(xii)	payments from any benefit plan, such as any stock appreciation right or payments from a Share Appreciation Plan, and

(xiii)	any benefit accrued under, or any payment from, any nonqualified plan of deferred compensation.
(c)	Timing Rules. Compensation includes only those amounts paid after the Employee has made both his initial payout election under section 5.04 and his Enrollment Agreement under section 3.01. Compensation does not include any amounts paid after the Participant ceased to be eligible to participate in the Plan. For purposes of making Participant Deferrals, a bonus under paragraph (a)(iii) that a new Participant receives during the first 12 months of his Plan participation is included in his Compensation only if the performance period for that bonus begins on or after the date he became eligible to participate in the Plan. For purposes of calculating Company Deferrals for 2006 and 2007, a bonus under paragraph (a)(iii) that a new Participant receives during the first 12 months of his Plan participation is included in his Compensation.
1.10	Employee

“Employee” means any common-law employee of Apache or any Affiliated Entity. An Employee ceases to be an Employee on the date he Separates from Service.

1.11	Enrollment Agreement

“Enrollment Agreement” means an agreement made by an eligible employee whereby he elects the amounts to be withheld from his Compensation pursuant to section 3.01.

1.12	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13	Participant

“Participant” means any eligible employee who has begun to participate in this Plan.

1.14	Participant Deferrals

“Participant Deferrals” means the amounts of a Participant’s Compensation that he elects to defer and have allocated to his Account pursuant to section 3.01.

1.15	Payment Processing Date

“Payment Processing Date” means the date selected by the Committee on which payments from this Plan will be processed. Except in extraordinary circumstances, there will be at least one Payment Processing Date each calendar month.

1.16	Plan

“Plan” means the plan set forth in this document, as it may be amended from time to time.

1.17	Plan Year

“Plan Year” means the period during which the Plan records are kept. The Plan Year is the calendar year.

1.18	Retirement Plan

“Retirement Plan” means the Apache Corporation Money Purchase Retirement Plan, as amended from time to time.

1.19	Savings Plan

“Savings Plan” means Apache Corporation 401(k) Savings Plan, as amended from time to time.

1.20	Separation from Service and Separate from Service

“Separation from Service” means a separation from service within the meaning of Code §409A(a)(2)(A)(i). A Participant who has a Separation from Service “Separates from Service.”

1.21	Spouse

“Spouse” means the individual of the opposite sex to whom a Participant is lawfully married according to the laws of the state of the Participant’s domicile.

1.22	Trust

“Trust” means the trust or trusts, if any, created by the Company to provide funding for the distribution of benefits in accordance with the provisions of the Plan. The assets of any such Trust remain subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

1.23	Trust Agreement

“Trust Agreement” means the written instrument pursuant to which each separate Trust is created.

1.24	Trustee

“Trustee” means one or more banks, trust companies, or insurance companies designated by the Company to hold and invest the Trust Fund and to pay benefits and expenses as authorized by the Committee in accordance with the terms and provisions of the Trust Agreement.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.01	Eligibility and Participation

The Committee shall from time to time in its sole discretion select those Employees who are eligible to participate in the Plan from those Employees who are among a select group of management or highly compensated employees.

2.02	Enrollment

Employees who have been selected by the Committee to participate in the Plan shall complete the enrollment procedure specified by the Committee. The enrollment procedure may include written or electronic form(s) for the employee to designate his beneficiary or beneficiaries, provide instructions regarding the investment of his Account, make Participant Deferrals by entering into one or more Enrollment Agreements with the Company, select one or more payment options for the eventual distribution of his benefits, and provide such other information as the Committee may reasonably require.

2.03	Failure of Eligibility

The Committee has the authority to determine that a Participant is no longer eligible to participate in the Plan. No Company Deferrals will be accrued, nor any Participant Deferrals made after the Participant ceases to be eligible to participate in the Plan. The determination of the Committee with respect to the termination of participation in the Plan will be final and binding on all parties affected thereby. Any benefits accrued under the Plan at the time the Participant becomes ineligible to continue participation will be distributed in accordance with the provisions of Article V.
ARTICLE III
CONTRIBUTION DEFERRALS
3.01	Participant Deferrals
(a)	General. A Participant may elect to defer a portion of his Compensation by submitting a completed Enrollment Agreement. Each Enrollment Agreement must specify the amount the Participant elects to defer. Participant Deferrals are deducted through payroll withholding from the Participant’s cash Compensation payable by the Company.

(b)	Maximum and Minimum Deferrals. A Participant may elect to defer up to 50% of his Compensation (other than a bonus described in section 1.09(a)(iii)) and up to 75% of a bonus described in section 1.09(a)(iii). Effective for Enrollment Agreements entered into after June 30, 2006, the minimum deferral that a Participant may elect, for both this Plan and the Savings Plan combined, is 6% of his Compensation. Furthermore, effective for regular-pay deferral elections made after June 30, 2007, if the Participant does not elect the minimum deferral from a bonus described in section 1.09(a)(iii) (in his June election), he cannot make any deferrals from his regular pay during the next regular-pay election (in December).

(c)	Deadlines for Enrollment Agreements.
(i)	Enrollment Period. In order to make Participant Deferrals, a Participant must submit an Enrollment Agreement during the enrollment period established by the Committee. The enrollment period must precede the Plan Year in which the services giving rise to the Compensation are performed, except in the following situations.
(A)	Performance-Based Compensation. If the Compensation is “performance-based compensation based on services performed over a period of at least 12 months” (within the meaning of Code §409A(a)(4)(B)(iii)), the enrollment period must end at least six months before the end of the performance period.

(B)	New Participant. The enrollment period for a new Participant must end no later than 30 days after he became eligible to participate in the Plan; the new Participant’s initial Enrollment Agreement may only apply to Compensation for which he has not yet performed any services.

(C)	2005 Transition Rule. The enrollment period for any Compensation payable in 2005 ends on December 31, 2004.

(ii)	Duration. The Enrollment Agreement will continue in effect until the end of the Plan Year unless it is earlier canceled or revised by the Committee pursuant to subsection (f), canceled because the Participant ceases to be eligible to participate in the Plan, or suspended pursuant to subsection (e) (relating to hardship withdrawals).
(d)	Procedures for Making Elections. The Committee has complete discretion to establish procedures for the completion of Enrollment Agreements, including the acceptable forms and formats of the deferral election (for example, written or electronic, as a whole percentage of Compensation or specific dollar amount, and the manner in which the Enrollment Agreement coordinates with the Savings Plan). The Committee has complete discretion to establish the enrollment periods during which Participants may make Enrollment Agreements, within the bounds described in subsections (a) and (c). The Committee may establish different enrollment periods for different types of Compensation or different groups of Participants. The Committee may specify any default choices that will apply unless the Participant affirmatively elects otherwise. For example, the Committee could decide that the failure to complete a new Enrollment Agreement means that (i) the prior Plan Year’s Enrollment Agreement will be continued for another year, or (ii) no Participant Deferrals will be made, or (iii) the Participant will defer 6% of his Compensation.

(e)	Suspension of Participant Deferrals Following a Hardship Withdrawal. A Participant’s Enrollment Agreements will be suspended for six months following a hardship withdrawal from the Savings Plan or following a hardship withdrawal from this Plan pursuant to section 5.08. The Participant’s Enrollment Agreements will be reinstated once the suspension is over, unless there has been an intervening enrollment period during which the Participant could, and did, make one or more new Enrollment Agreements that would take effect once the suspension was over.

(f)	Committee-Initiated Changes in Enrollment Agreement. The Committee may adjust any Participant’s Enrollment Agreement for the remainder of any Plan Year by reducing the amount of the Participant’s future Participant Deferrals, provided that the Committee believes that such reduction will assist either the Retirement Plan or the Savings Plan in satisfying any legal requirement. If the amounts to be withheld from a Participant’s paycheck (including, without limitation, loan repayments, Participant Deferrals, taxes, contributions to the Savings Plan, and premium payments for various benefits) are greater than the paycheck, (i) the Committee shall establish the order in which the deductions are applied, with the result that Participant Deferrals may be reduced below what the Participant had elected, and (ii) the Committee’s procedures may also automatically increase a Participant’s Participant Deferrals in subsequent pay periods to make up for any missed deferrals.
3.02	Company Deferrals

The Company shall credit to a Participant’s Account a matching contribution for the Plan Year and a retirement-6 contribution for the Plan Year. Company Deferrals begin to share in the investment earnings (or losses) at the time specified in section 4.01. The Company may credit matching contributions to a Participant’s Account during the Plan Year on a contingent basis; if the Participant does not satisfy the requirements to receive a matching contribution for the Plan Year, or if the matching contribution credited to the Participant’s Account for the Plan Year is incorrect, the Participant will forfeit any excess matching contribution (adjusted to reflect investment earnings or losses thereon) credited to his Account.
(a)	Matching Contribution.
(i)	Basic Match. The matching contribution for this Plan for a Plan Year is $0 unless the Participant has made the maximum contributions to the Savings Plan that are excludable from the Participant’s gross income pursuant to Code §402(g), in which case the “total match” for the Plan Year is equal to the Participant’s “total deferrals” for the Plan Year, up to a maximum total match for the Plan Year of 6% of the Participant’s Compensation for the Plan Year.

(ii)	Definitions.

The “total match” is equal to the matching contribution to the Participant’s Account in this Plan plus the Company Matching Contribution allocated to the Participant’s accounts in the Savings Plan.

The “total deferrals” for a Plan Year are equal to the Participant Deferrals for the Plan Year plus the Before-Tax Contributions to the Savings Plan for the Plan Year.

(iii)	Additional Match. If a Participant’s match in the Savings Plan is reduced to comply with any requirement of federal law (such as the ACP test of Code §401(m) or the limits imposed by Code §415 or §401(a)(17)) after the match for this Plan has been calculated, then the Participant’s match for this Plan will be increased by the amount of the reduction in the match in the Savings Plan.
(b)	Retirement-6. In order to receive an allocation of the retirement-6 contribution, an employee must be eligible to participate in the Plan on the last day of the Plan Year. The retirement-6 contribution is calculated each Plan Year after the Company Mandatory Contribution is calculated in the Retirement Plan for the Plan Year. The sum of the Participant’s retirement-6 contribution in this Plan and his Company Mandatory Contribution in the Retirement Plan are equal to 6% of the Participant’s Compensation for the Plan Year. If a Participant’s Company Mandatory Contribution in the Retirement Plan is reduced to comply with any requirement of federal law after the retirement-6 contribution for this Plan has been calculated, then the Participant’s retirement-6 contribution for this Plan will be increased by the amount of the reduction in the Company Mandatory Contribution in the Retirement Plan.

(c)	Additional Contribution. The Company may make an additional Company Deferral to any Participant’s Account at any time, provided that the Company advises the Committee in writing of the contribution.
ARTICLE IV
CREDITING OF ACCOUNTS
4.01	Accounts
(a)	Establishment of Accounts. The Committee shall establish one Account for each Participant, which will be subdivided into various subaccounts. The Accounts and subaccounts are merely for recordkeeping purposes, and do not represent any actual property that has been set aside for Participants. Nothing contained in this Article may be construed to require the Company or the Committee to fund any Participant’s Account.

(b)	Crediting of Contributions. Participant Deferrals are credited to a Participant’s Account as of the date that the Participant Deferral would have been paid to the Participant had there been no Enrollment Agreement. Company Deferrals are credited to a Participant’s Account as of the date that the Company Deferral was earned by the Participant.

(c)	Crediting of Earnings. Each Account is credited with investment earnings or losses calculated in accordance with section 4.02. Participant Deferrals and Company Deferrals start to be credited with investment earnings or losses as soon as administratively convenient after such amounts are credited to Accounts, except that the retirement-6 contribution under section 3.02(b) is not credited with investment earnings or losses until the corresponding retirement-6 contribution is actually paid to the Retirement Plan (usually in late February).
4.02	Investments
(a)	Investment Options. All amounts credited to a Participant’s Account are credited with investment earnings or losses as if the Participant’s Account was invested in one or more investments. The

Committee shall designate the default investment as well as any alternatives, and may change the available alternatives or the default investment from time to time. One or more of the investment alternatives may consist, in whole or in part, of Apache common stock. At such times and under such procedures as the Committee may designate, a Participant may determine the portion of his Account that is to be deemed invested in each alternative. The Participant may make prospective changes for his investment selection as often as the Committee permits and subject to the procedures established by the Committee. A Participant may never make any retroactive changes to his investment selections.

(b)	No Ownership Rights. A Participant has no ownership rights with respect to any investment of his Account. Nothing contained in this Article may be construed to give any Participant any power or control to make investment directions or otherwise influence in any manner the investment and reinvestment of assets contained within any investment alternative, such control being at all times retained in the full discretion of the Committee.
ARTICLE V
DISTRIBUTIONS
5.01	Vesting and Forfeitures
(a)	Participant Deferrals. A Participant is fully vested in the portion of his Account that is attributable to his Participant Deferrals.

(b)	Company Deferrals, General Rule. A Participant’s years of completed service in this Plan are identical to his “Period of Service” in the Savings Plan. A Participant will vest in the portion of his Plan Account that is attributable to Company Deferrals according to the following schedule, unless subsection (c) provides for faster vesting:

Years of Completed Service	Vested Portion
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%
(c)	Company Deferrals, Accelerated Vesting. A Participant is fully vested in the portion of his Plan Account that is attributable to Company Deferrals in the following circumstances.
(i)	The Participant is fully vested if he attains age 65 while he is an Employee.

(ii)	The Participant is fully vested if he becomes an Employee after attaining age 65.

(iii)	The Participant is fully vested if, while he is an Employee, he incurs a disability that qualifies the Employee for long-term disability payments under Apache’s Long-Term Disability Plan.

(iv)	The Participant is fully vested if he dies while he is an Employee.

(v)	All Participants are fully vested if a “change of control” occurs. For purposes of this paragraph, a “change of control” has the same meaning as in section 5.07.
(d)	Forfeiture Timing. The portion of a Participant’s Account that is not vested is forfeited immediately upon his Separation from Service.
5.02	Rehires
(a)	Distributions. If a Participant is rehired within six months after Separating from Service, payments under section 5.04 that were scheduled to commence six months after his initial Separation from

Service will instead not commence until he again Separates from Service. If a Participant is rehired more than six months after Separating from Service, the benefits from his earlier episode of employment will continue to be paid out as originally scheduled; the rehiring of the Participant will not affect the timing of any benefit payments from his earlier episode of employment.

(b)	Vesting. If a Participant is rehired more than five years after Separating from Service, (i) the Plan will establish a new Account for the benefits he accrues during his second episode of employment; (ii) his years of completed service for his new Account will include only his service from his second episode of employment; and (iii) his service during his second episode of employment will not increase the vesting of any benefits from his first episode of employment. If a Participant is rehired less than five years after Separating from Service, the Participant’s years of completed service for his benefits from his second episode of employment will include his service from both episodes of employment.

(c)	Restoration of Forfeiture. If a Participant begins to participate in the Plan again within five years after his Separation from Service, the exact amount of any forfeiture upon his earlier Separation from Service will be restored to his Account, and will be credited to a separate subaccount. The restoration will occur on the 31st day after the Participant again begins participating in the Plan, but only if the Participant is still eligible to participate in the Plan on that date. The restored subaccount vests based on his service from both episodes of employment (and thus will almost always be partially vested immediately when the Participant again starts to participate). The vested portion of the restored subaccount will be paid to the Participant as the Participant elects in section 5.04(b) for the payment of his new Account attributable to Company Deferrals, unless section 5.06 or 5.07 require faster payment following the Participant’s death or a change of control or the Participant takes a hardship withdrawal under section 5.08.
5.03	Distribution Overview
(a)	General. In general, a distribution will occur, or a stream of installment payments will commence, on the Payment Processing Date following the earliest of the following dates, or as soon thereafter as is administratively convenient:
(i)	Six months after the Participant Separates from Service. See section 5.04.

(ii)	For unmatched Participant Deferrals only, in the month and year(s) selected by the Participant. See sections 5.04(c)(iv) and 5.04(c)(v).

(iii)	The date the Participant dies. See section 5.06.

(iv)	The date of a change of control. See section 5.07.
(b)	Special Rule for Distributions After Age 70. Payments that began before December 31, 2004 because the Participant had attained age 70 will continue to be made pursuant to section 5.05.

(c)	Hardships. A Participant may take a withdrawal under section 5.08 if he has a financial hardship.
5.04	Distributions After Separation from Service and In-Service Withdrawals
(a)	General. A Participant who Separated from Service before December 31, 2005 will be paid according to the payout provisions in the Plan (and any payout elections that had been made) that were effective when he Separated from Service, except that (i) sections 5.06 or 5.07 will apply to such Participants (and accelerate any remaining payments) if there is a change of control or the Participant dies and (ii) section 5.08 will apply if the Participant has a financial hardship. This remainder of this section contains the rules for distributions following a Separation from Service that occurs on or after December 31, 2005.

(b)	Distribution of Company Deferrals.
(i)	Initial Election. Upon becoming a Participant, an Employee shall make a payout election to have his vested Account attributable to Company Deferrals paid out in a single payment or in two to ten annual installments. To be effective, the Participant’s payout election must be provided to the Plan before or within 30 days after the date the Participant became a Participant. The single payment or the first installment payment will be paid on the first Payment Processing Date that occurs more than six months after the Participant’s Separation from Service. Subsequent installments will be paid each 12 months thereafter, unless the first installment is paid before December 31, 2006, in which case subsequent installments will be paid each January.

(ii)	Special 2005 Payout Election. A Participant may make a new payout election in 2005 to have his vested Account attributable to Company Deferrals paid out in a single payment or in two to ten annual installments. To be effective, the Participant’s payout election must be provided to the Committee by December 31, 2005 or by such earlier deadline established by the Committee, and the Participant must be an Employee on the last business day of 2005. The single payment or the first installment payment will be paid on the first Payment Processing Date that occurs more than six months after the Participant’s Separation from Service; subsequent installments will be paid each January thereafter.

(iii)	Special 2006 Payout Election. A Participant may make a new payout election in 2006 to have his vested Account attributable to Company Deferrals paid out in a single payment or in two to ten annual installments. To be effective, the Participant’s payout election must be provided to the Plan by December 31, 2006 or by such earlier deadline established by the Committee, and the Participant must be an Employee on the last business day of 2006. The single payment or the first installment payment will be paid on the first Payment Processing Date that occurs more than six months after the Participant’s Separation from Service; subsequent installments will be paid each 12 months thereafter.

(iv)	Minimum Account Balance for Installments. See section 5.04(d) for the situations when a Participant will be paid a lump sum in spite of having elected installments, or will be paid fewer installments than he elected.
(c)	Distribution of Participant Deferrals.
(i)	Separation from Service During 2006. A Participant who Separates from Service before the last business day of 2006 will receive the balance of his Account attributable to Participant Deferrals in the same fashion as he receives the balance of his Account attributable to Company Deferrals under subsection (b).

(ii)	Matched and Unmatched Participant Deferrals. Because different payout alternatives are available for matched and unmatched Participant Deferrals, the Plan will separately account for matched and unmatched Participant Deferrals. The unmatched Participant Deferrals as of December 31, 2006, if any, are equal to the Account balance attributable to Participant Deferrals as of December 31, 2006, minus 50% of the Account balance attributable to Company Deferrals as of December 31, 2006. Beginning in 2007, each Plan Year’s unmatched Participant Deferrals, if any, are equal to the amount by which the sum of the Participant Deferrals to this Plan for the Plan Year and the Before-Tax Contributions to the Savings Plan for the Plan Year are greater than 6% of the Participant’s Compensation for the Plan Year. The Committee has full discretion in determining an appropriate and administratively feasible method for differentiating between matched and unmatched Participant Deferrals. The Committee may wait until the end of the Plan Year to make this determination, and may attribute the investment earnings or losses on the Participant Deferrals to the matched Participant Deferrals, to the unmatched Participant Deferrals, or partly to each.

(iii)	Matched Participant Deferrals. This paragraph is effective January 1, 2007. A Participant’s matched Participant Deferrals will be paid out in the same fashion as the balance of his Account attributable to Company Deferrals under subsection (b).

(iv)	Special Payout Election for Unmatched Pre-2007 Participant Deferrals. A Participant shall make a new payout election for the balance of his Account attributable to unmatched Participant Deferrals as of December 31, 2006. The payout election must be completed and received by the Plan by December 31, 2006 or by such earlier date established by the Committee. This payout election will apply only if the Participant is an Employee on the last business day of 2006. The Participant may choose from among the following payout alternatives for the subaccount containing his unmatched pre-2007 Participant Deferrals.
(A)	No In-Service Withdrawal. The subaccount will be paid out in a single payment or in two to ten annual installments. The single payment or the first installment payment will be paid on the first Payment Processing Date that occurs more than six months after the Participant’s Separation from Service; subsequent installments will be paid each 12 months thereafter.

(B)	In-Service Withdrawal, Single Payment. The subaccount will be paid in a single payment on the first Payment Processing Date that occurs during the month and year selected by the Participant. The Participant cannot choose to receive the single payment before January 2009.

(C)	In-Service Withdrawal, Installments. The subaccount will be paid in a two to ten annual installments, with the first installment paid on the first Payment Processing Date that occurs during the month and year selected by the Participant, and subsequent installments paid each 12 months thereafter. The Participant cannot choose to receive his first installment before January 2009.
If the Participant elects an in-service withdrawal under this paragraph, all payment(s) from that subaccount will occur on the selected date(s) if the Participant is still an Employee on the date of the first payment or if the Participant Separated from Service less than six months before the date of the first payment. If a Participant Separates from Service more than six months before the date of the first in-service withdrawal from that subaccount, the subaccount will be paid out in a single payment or in two to ten annual installments, as the Participant elects, with the single payment or the first installment paid on the first Payment Processing Date that occurs more than six months after the Participant’s Separation from Service, and subsequent installments paid each 12 months thereafter. See section 5.04(d)(ii) for the situations when a Participant will be paid a lump sum in spite of having elected installments.

(v)	Payout Elections for Unmatched Participant Deferrals After 2006. A Participant shall make a separate payout election for the unmatched Participant Deferrals made each Plan Year, beginning with the Participant Deferrals made in 2007. Newly eligible Participants must complete a payout election at the same time as their initial Enrollment Agreement. For other Participants, the payout election must be made no later than June 30 (or such earlier date established by the Committee) of the year preceding the year in which the unmatched Participant Deferral occurs, except that the payout election for unmatched 2007 Participant Deferrals is December 31, 2006 or such earlier date established by the Committee. The Participant may choose from among the following payout alternatives for the subaccount containing that Plan Year’s unmatched Participant Deferrals.
(A)	No In-Service Withdrawal. The subaccount will be paid out in a single payment or in two to ten annual installments. The single payment or the first installment payment will be paid on the first Payment Processing Date that occurs more than six months after the Participant’s Separation from Service; subsequent installments will be paid each 12 months thereafter.

(B)	In-Service Withdrawal, Single Payment. The subaccount will be paid in a single payment on the first Payment Processing Date that occurs during the month and year selected by the Participant. The Participant cannot choose to receive the single payment until the second year following the year in which the Participant Deferral occurred. For example, Participant Deferrals made in 2008 cannot be withdrawn pursuant to this paragraph until January 2011.

(C)	In-Service Withdrawal, Installments. The subaccount will be paid in a two to ten annual installments, with the first installment paid on the first Payment Processing Date that occurs during the month and year selected by the Participant, and subsequent installments paid each 12 months thereafter. The Participant cannot choose to receive his first installment until the second year following the year in which the Participant Deferral occurred.
If the Participant elects an in-service withdrawal under this paragraph, all payment(s) from that subaccount will occur on the selected date(s) if the Participant is still an Employee on the date of the first payment or if the Participant Separated from Service less than six months before the date of the first payment. If a Participant Separates from Service more than six months before the date of the first in-service withdrawal from that subaccount, the subaccount will be paid out in a single payment or in two to ten annual installments, as the Participant elects, with the single payment or the first installment paid on the first Payment Processing Date that occurs more than six months after the Participant’s Separation from Service, and subsequent installments paid each 12 months thereafter. See section 5.04(d)(ii) for the situations when a Participant will be paid a lump sum in spite of having elected installments.
(d)	Calculating Installment Payments.
(i)	Payments Starting Before 2007. This paragraph applies only to installments that begin on or before December 31, 2006. The minimum annual installment payment is $50,000, or, if less, the Participant’s remaining Account balance; this rule may result in the Participant receiving fewer installment payments than he elects. Each installment will be equal to the greater of (A) the minimum annual installment, or (B) the vested Account balance measured at the beginning of the Plan Year, divided by the number of remaining annual installments, except that the final installment will be the remaining balance.

(ii)	Payments Starting in 2007 or Afterwards. This paragraph applies only to installments that begin after December 31, 2006. If the value of the Participant’s Account — ignoring any subaccounts containing unmatched Participant Deferrals from which payments began before the Participant’s Separation from Service or from which payments will begin within six months after the Separation from Service — is less than $50,000 six months after the Participant’s Separation from Service, the Participant will be paid a lump sum of such portion of his Account on the first Payment Processing Date that occurs more than six months after the his Separation from Service. If the preceding sentence does not apply, each installment will be equal to the vested Account balance measured as short a period of time before the installment is paid as is administratively convenient, divided by the number of remaining annual installments.
(e)	Additional Rules for Payout Elections. The Committee has complete discretion to establish procedures for the completion of payout elections, including the acceptable forms and formats of the payout election. The Committee has complete discretion to establish deadlines for the completion of payout elections, within the bounds described in this section. The Committee may establish default choices in the absence of an affirmative Participant election.

(f)	Coordination with Other Distribution Sections.
(i)	Change of Control. Section 5.07 will apply to determine the timing and amount of certain payments made on or after a change of control.

(ii)	Death. Section 5.06 will apply to determine the timing and amount of all payments made after the Participant dies.

(iii)	Age 70. Section 5.05 will apply, instead of this section, to payments made to an Employee who attained age 70 before December 31, 2004.

(iv)	Hardships. A Participant may take a withdrawal under section 5.08 if he has a financial hardship.
5.05	Age-70-and-Older Distributions.
(a)	General. This section applies only to a Participant who, while an Employee, attained age 70 before December 31, 2004. After 2004, such a Participant will receive annual payments from the Plan. Payments will be made as soon as administratively convenient after the Company Deferrals under section 3.02 for the prior Plan Year have been determined (which usually does not occur until late February at the earliest). Each payment will be equal to the Participant’s Account balance as of the end of the prior Plan Year, including all amounts credited to the Participant’s Account as of any date in the prior Plan Year, and adjusted pursuant to Article IV to reflect investment experience until the date the payment is made. A payment will not include any amount credited to the Participant’s Account as of any date within the current Plan Year.

(b)	Coordination with Other Distribution Sections.
(i)	Death. Any payment after the Participant’s death will be determined under section 5.06.

(ii)	Separation from Service. When a Participant who has received one or more payments pursuant to subsection (a) Separates from Service, (A) any payments pursuant to subsection (a) that are scheduled to occur within six months after the Separation from Service will occur as scheduled, and (B) his remaining Account balance will be paid on the first Payment Processing Date that occurs more than six months after his Separation from Service.

(iii)	Change of Control. Section 5.07 will apply to determine the timing and amount of certain payments made on or after a change of control.

(iv)	Hardships. A Participant may take a withdrawal under section 5.08 if he has a financial hardship.
5.06	Payments After a Participant Dies
(a)	Payout. When a Participant dies, his remaining vested Account balance will be distributed to each of his Beneficiaries as soon as administratively convenient after his death (taking into account a reasonable time for any Beneficiary to disclaim his interest under subsection (d)). Each Beneficiary will receive a single payment.

(b)	Beneficiary Designation. Each Participant shall designate one or more persons, trusts or other entities as his Beneficiary to receive any amounts distributable hereunder at the time of the Participant’s death. In the absence of an effective beneficiary designation as to part or all of a Participant’s interest in the Plan, such amount will be distributed to the Participant’s surviving Spouse, if any, otherwise to the personal representative of the Participant’s estate.

(c)	Special Rules for Spouses. A beneficiary designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. However, if the Participant is married, his Spouse will be his Beneficiary unless such Spouse has consented to the designation of a different Beneficiary. To be effective, the Spouse’s consent must be in writing, witnessed by a notary public, and filed with the Committee. If the Participant has designated his Spouse as a primary or contingent Beneficiary, and the Participant and Spouse later divorce (or their marriage is annulled), then the former Spouse will be treated as having pre-deceased the Participant for purposes of interpreting a beneficiary designation that was completed prior to the divorce or annulment; this provision will apply only if the Committee is informed of the divorce or annulment before payment to the former Spouse is authorized.

(d)	Disclaiming. Any individual or legal entity who is a beneficiary may disclaim all or any portion of his interest in the Plan, provided that the disclaimer satisfies the requirements of Code §2518(b) and applicable state law. The legal guardian of a minor or legally incompetent person may disclaim for such person. The personal representative (or the individual or legal entity acting in the capacity of the personal representative according to applicable state law) may disclaim on behalf of a beneficiary who has died. The amount disclaimed will be distributed as if the disclaimant had predeceased the individual whose death caused the disclaimant to become a beneficiary.
5.07	Change of Control
(a)	Former Employees. Each Participant who is not an Employee on the date of a change of control, including those already receiving installment payments, will be paid a single payment of his entire remaining vested Account balance on the date of a change of control or as soon thereafter as is administratively practicable.

(b)	Employees. Each Participant who is an Employee on the date of a change of control, and who Separates from Service before the first anniversary of the change of control, will be paid a single payment of his entire vested Account balance as soon as administratively practicable after the Separation from Service. Each Participant who does not Separate from Service within one year of a change of control will be paid his benefits pursuant to section 5.04, 5.05, 5.06, or 5.08.

(c)	Definition. For purposes of this section, a “change of control” means an event that is both (i) described in Code §409A(a)(2)(A)(v) and (ii) that occurs when a person, partnership, or corporation, together with all persons, partnerships, or corporations acting in concert with each person, partnership, or corporation, or any or all of them, acquires more than 20% of Apache’s outstanding voting securities; provided that a change of control will not occur if such persons, partnerships, or corporations acquiring more than 20% of Apache’s voting securities is solicited to do so by Apache’s board of directors, upon its own initiative, and such persons, partnerships, or corporations have not previously proposed to acquire more than 20% of Apache’s voting securities in an unsolicited offer made either to Apache’s board of directors or directly to the stockholders of Apache.
5.08	Hardship Withdrawals

A Participant may withdraw all or part of the vested portion of his Account if he has a financial hardship, subject to the following rules. A Participant may take a hardship withdrawal while he is an Employee and also after he has Separated from Service.
(a)	Request for Hardship Withdrawal. The Participant must file a request for withdrawal with the Committee, along with such information and documentation as the Committee may request for this purpose. The Committee shall review the information filed as soon as practicable after it is received and shall promptly inform the Participant of the results of the Committee’s determination.

(b)	Unforeseeable Emergency. A hardship withdrawal may be made only for the purpose of meeting an unforeseeable emergency, which is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (within the meaning of Code §152(a)), or the Participant’s Beneficiary; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee shall determine whether an unforeseeable emergency exists based on all relevant facts and circumstances, all documentation provided by the Participant, and any guidance provided by the IRS.

(c)	Amount of Withdrawal. The amount withdrawn with respect to an unforeseeable emergency may not exceed the amount necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated to be incurred because of the withdrawal. The withdrawal will be reduced to take into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(d)	Coordination with Savings Plan. If the Participant’s circumstances are such that he can take a hardship withdrawal from both the Savings Plan and from this Plan, the withdrawal will first be taken from this Plan and, if the Participant exhausts his vested Account in this Plan, any remaining hardship withdrawal may be taken from the Savings Plan.

(e)	Suspension of Participant Deferrals. The Participant’s Deferred Contributions will be suspended for six months from the date of the hardship withdrawal.

(f)	Source of Funds. A Participant’s hardship withdrawal will be taken first from the subaccounts containing unmatched Participant Deferrals, with the earliest-made unmatched Participant Deferrals withdrawn first. Then, if necessary, amounts will be withdrawn from the subaccount(s) containing matched Participant Deferrals. And finally, if necessary, amounts will be withdrawn from the subaccount(s) containing Company Deferrals.
5.09	Administrative Delays in Payments

The Committee may delay any payment from this Plan for as short a period as is administratively practicable. For example, a delay may be imposed upon all payments when there is a change of recordkeeper or trustee, and a delay may be imposed on payments to a Participant or Beneficiary if the Plan must wait for information from the Participant or Beneficiary in order to determine the appropriate withholding.

5.10	Cash Payment and Withholding

All payments from the Plan will be made in cash. The Plan will withhold any taxes or other amounts that it is required to withhold pursuant to any applicable law. The Committee may direct the Plan to withhold additional amounts from any payment, either because the Participant so requested or to repay the Participant’s debt or obligation to the Company or Affiliated Entities.
ARTICLE VI
ADMINISTRATION
6.01	The Committee — Plan Administrator

The Committee members for the Plan are the same committee members who serve on the administrative committee for the Savings Plan. The Committee is the Plan’s “administrator” within the meaning of ERISA §3(16)(A).

6.02	Committee Duties

The Committee shall administer the Plan and shall have all discretion and powers necessary for that purpose, including, but not by way of limitation, full discretion and power to interpret the Plan, to determine the eligibility, status, and rights of all persons under the Plan and, in general, to decide any dispute and all questions arising in connection with the Plan. The Committee shall direct the Company, the Trustee, or both, as the case may be, concerning distributions in accordance with the provisions of the Plan. The Committee shall maintain all Plan records except records of any Trust. The Committee shall publish, file, or disclose — or cause to be published, filed, or disclosed — all reports and disclosures required by federal or state laws. The Committee may authorize one or more of its members or agents to sign instructions, notices, and determinations on its behalf.

6.03	Organization of Committee

The Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of the Plan. It may appoint agents (who need not be members of the Committee) to whom it may delegate such powers as it deems appropriate, except that any dispute shall be determined by the Committee. The Committee may make its determinations with or without meetings. It may authorize one or more of its members or agents to sign instructions, notices, and determinations on its behalf. If a Committee decision or action affects a relatively small percentage of Plan Participants including a Committee member, such Committee member will not participate in the Committee decision or action. The action of a majority of the disinterested Committee members constitutes the action of the Committee.

6.04	Indemnification

The Committee and all of the agents and representatives of the Committee shall be indemnified and saved harmless by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims judicially determined to be attributable to gross negligence or willful misconduct.

6.05	Agent for Process

The Committee shall appoint an agent of the Plan for service of all process on the Plan.

6.06	Determination of Committee Final

The decisions made by the Committee are final and conclusive on all persons.

6.07	No Bonding

Neither the Committee nor any committee member is required to give any bond or other security in any jurisdiction in connection with the administration of the Plan, unless Apache determines otherwise or any applicable federal or state law so requires.
ARTICLE VII
TRUST
7.01	Trust Agreement

The Company may, but is not required to, adopt one or more Trust Agreements for the holding, investment, and administration of funds for Plan benefits. The Trustee may maintain and allocate assets to a separate account for each Participant under the Plan. The assets of any Trust remain subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

7.02	Expenses of Trust

The parties expect that any Trust created pursuant to section 7.01 will be treated as a “grantor” trust for federal and state income tax purposes and that, as a consequence, the Company will recognize taxable income from the Trust assets, but the Trust itself will not separately be subject to income tax with respect to its income. However, if the Trust should be taxable, the Trustee will pay all such taxes out of the Trust. All expenses of administering any Trust, if not paid by the Company, will be a charge against and will be paid from the assets of the Trust.
ARTICLE VIII
AMENDMENT AND TERMINATION
8.01	Termination of Plan

The Company expects to continue the Plan indefinitely, but each Company may terminate its participation in the Plan at any time, and Apache may terminate the entire Plan at any time.

8.02	Amendment

Apache may amend the Plan at any time and from time to time, retroactively or otherwise, on behalf of all Companies, but no amendment may reduce any vested benefit that has accrued on the later of (a) the effective date of the amendment, or (b) the date the amendment is adopted.

Each amendment must be in writing. Each amendment must be approved by Apache’s Board of Directors or by an officer of Apache Corporation who is authorized by Apache’s Board of Directors to amend the Plan.

Each amendment must be executed by an officer of Apache to whom Apache’s Board of Directors has delegated the authority to execute the amendment.
ARTICLE IX
MISCELLANEOUS
9.01	Funding of Benefits — No Fiduciary Relationship

All benefits payable under the Plan will be paid either from the Trust or by the Company out of its general assets. Nothing contained in the Plan may be deemed to create any fiduciary relationship between the Company and the Participants. Notwithstanding anything herein to the contrary, to the extent that any person acquires a right to receive benefits under the Plan, such right will be no greater than the right of any unsecured general creditor of the Company, except to the extent provided in the Trust Agreement, if any.

9.02	Right to Terminate Employment

The Company may terminate the employment of any Participant as freely and with the same effect as if the Plan were not in existence.

9.03	Inalienability of Benefits

Except for disclaimers under section 5.06(d) and amounts paid to the Company under section 5.10, no Participant or Beneficiary has the right to assign, transfer, hypothecate, encumber or anticipate his interest in any benefits under the Plan, nor may the benefits under the Plan be subject to any legal process to levy upon or attach the benefits for payment for any claim against the Participant, Beneficiary, or the spouse of the Participant or Beneficiary. If, notwithstanding the foregoing provision, any benefits are garnished or attached by the order of any court, the Company may bring an action for declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be distributed pursuant to the Plan. During the pendency of the action, any benefits that become distributable will be paid into the court as they become distributable, to be distributed by the court to the recipient it deems proper at the conclusion of the action.

9.04	Claims Procedure
(a)	General. Each claim for benefits will be processed in accordance with the procedures established by the Committee. The procedures will comply with the guidelines specified in this section. The Committee may delegate its duties under this section.

(b)	Representatives. A claimant may appoint a representative to act on his behalf. The Plan will only recognize a representative if the Plan has received a written authorization signed by the claimant and on a form prescribed by the Committee, with the following exceptions. The Plan will recognize a claimant’s legal representative, once the Plan is provided with documentation of such representation. If the claimant is a minor child, the Plan will recognize the claimant’s parent or guardian as the claimant’s representative. Once an authorized representative is appointed, the Plan will direct all information and notification regarding the claim to the authorized representative and the claimant will be copied on all notifications regarding decisions, unless the claimant provides specific written direction otherwise.

(c)	Extension of Deadlines. The claimant may agree to an extension of any deadline that is mentioned in this section that applies to the Plan. The Committee or the relevant decision-maker may agree to an extension of any deadline that is mentioned in this section that applies to the claimant.

(d)	Fees. The Plan may not charge any fees to a claimant for utilizing the claims process described in this section.

(e)	Filing a Claim. A claim is made when the claimant files a claim in accordance with the procedures specified by the Committee. Any communication regarding benefits that is not made in accordance with the Plan’s procedures will not be treated as a claim.

(f)	Initial Claims Decision. The Plan will decide a claim within a reasonable time up to 90 days after receiving the claim. The Plan will have a 90-day extension, but only if the Plan is unable to decide within 90 days for reasons beyond its control, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 90th day after receiving the claim, and the Plan notifies the claimant of the date by which the Plan expects to make a decision.

(g)	Notification of Initial Decision. The Plan will provide the claimant with written notification of the Plan’s full or partial denial of a claim, reduction of a previously approved benefit, or termination of a benefit. The notification will include a statement of the reason(s) for the decision; references to the plan provision(s) on which the decision was based; a description of any additional material or information necessary to perfect the claim and why such information is needed; a description of the procedures and deadlines for appeal; a description of the right to obtain information about the appeal procedures; and a statement of the claimant’s right to sue.

(h)	Appeal. The claimant may appeal any adverse or partially adverse decision. To appeal, the claimant must follow the procedures specified by the Committee. The appeal must be filed within 60 days of the date the claimant received notice of the initial decision. If the appeal is not timely and properly filed, the initial decision will be the final decision of the Plan. The claimant may submit documents, written comments, and other information in support of the appeal. The claimant will be given reasonable access at no charge to, and copies of, all documents, records, and other relevant information.

(i)	Appellate Decision. The Plan will decide the appeal of a claim within a reasonable time of no more than 60 days from the date the Plan receives the claimant’s appeal. The 60-day deadline will be extended by an additional 60 days, but only if the Committee determines that special circumstances require an extension, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 60th day after receiving the appeal, and the Plan notifies the claimant of the date by which the Plan expects to make a decision. If an appeal is missing any information from the claimant that is needed to decide the appeal, the Plan will notify the claimant of the missing information and grant the claimant a reasonable period to provide the missing information. If the missing information is not timely provided, the Plan will deny the claim. If the missing information is timely provided, the 60-day deadline (or 120-day deadline with the extension) for the Plan to make its decision will be increased by the length of time between the date the Plan requested the missing information and the date the Plan received it.

(j)	Notification of Decision. The Plan will provide the claimant with written notification of the Plan’s appellate decision (positive or adverse). The notification of any adverse or partially adverse decision must include a statement of the reason(s) for the decision; reference to the plan provision(s) on which the decision was based; a description of the procedures and deadlines for a second appeal, if any; a description of the right to obtain information about the second-appeal procedures; a statement of the claimant’s right to sue; and a statement that the claimant is entitled to receive, free of charge and upon request, reasonable access to and copies of all documents, records, and other information relevant to the claim.

(k)	Limitations on Bringing Actions in Court. Once an appellate decision that is adverse or partially adverse to the claimant has been made, the claimant may file suit in court only if he does so by the earlier of the following dates: (i) the one-year anniversary of the date of the appellate decision, or (ii) the date on which the statute of limitations for such claim expires.

9.05	Disposition of Unclaimed Distributions

It is the affirmative duty of each Participant to inform the Plan of, and to keep on file with the Plan, his current mailing address and the mailing address of any beneficiaries. If a Participant fails to inform the Plan of these current mailing addresses, neither the Plan nor the Company are responsible for any late payment of benefits or loss of benefits. Neither the Plan, the Committee, nor the Company has any duty to search for a missing individual. If the Plan does not find the missing individual, his benefits will be forfeited. If the missing individual later is found, the exact amount forfeited will be restored to his Account as soon as administratively convenient, without any adjustment for forgone investment earnings or losses.

9.06	Distributions Due Infants or Incompetents

If any person entitled to a distribution under the Plan is an infant, or if the Committee determines that any such person is incompetent by reason of physical or mental disability, whether or not legally adjudicated an incompetent, the Committee has the power to cause the distributions becoming due to such person to be made to another for his or her benefit, without responsibility of the Committee to see to the application of such distributions. Distributions made pursuant to such power will operate as a complete discharge of the Company, the Trustee, the Plan, and the Committee.

9.07	Use and Form of Words

When any words are used herein in the masculine gender, they are to be construed as though they were also used in the feminine gender in all cases where they would so apply, and vice versa. Whenever any words are used herein in the singular form, they are to be construed as though they were also used in the plural form in all cases where they would so apply, and vice versa.

9.08	Headings

Headings of Articles and sections are inserted solely for convenience and reference, and constitute no part of the Plan.

9.09	Governing Law

The Plan shall be construed in accordance with ERISA, the Code, and, to the extent applicable, the laws of the State of Texas excluding any conflicts-of-law provisions.

APACHE CORPORATION

By:	/s/ Jeffrey M. Bender

Title:	Vice President, Human Resources

Date:	February 22, 2007